Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-159950 and No.333-183658) of our report dated March 26, 2014, relating to the consolidated financial statements of Nutrastar International Inc. and its subsidiaries which appears in the Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ Crowe Horwath (HK) CPA Limited
Hong Kong, China
March 26, 2014